Exhibit 99-5

Ten Stix Gains Approval for Specialty Games

Wednesday April 21, 9:30 am ET

IDAHO SPRINGS, Colo.--(BUSINESS WIRE)--April 21, 2004--Ten Stix, Inc. (OTCBB:TNTI - News) announced today the Arizona Department of Gaming has given approval for side bet Black Jack games.

Ten Stix President & CEO Thomas E. Sawyer said, "With the approval from the Arizona Department of Gaming, our five table games will now be allowed for placement to the compact tribes." Sawyer continues, "Our table games compliment Black Jack through various side bets; each player has additional ways of increasing their winnings and the ultimate outcome for the player could be astronomical. Keeping players at the tables for longer periods of time has always benefited the casinos and our side bet games will do exactly that," adds Sawyer. "The ongoing expansion of gaming throughout Arizona has been vital to the Ten Stix product line, and through our extended sales force we intend to be a major player in the Arizona market," concludes Sawyer.

About Ten Stix, Inc.

Ten Stix, Inc. (OTCBB:TNTI - News) is a pre-eminent developer and supplier of Casino Products and Table Games, including the "ProShuffle" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com).

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:
     Ten Stix, Inc.
     Thomas E. Sawyer, 303-567-0163